Exhibit 10.1

March 31, 2010

Anne Brennan

Re: Offer of Employment

Dear Anne:

We are extremely pleased to offer you the position of Chief Financial Officer. You will report to Ken Denman, CEO and you will continue to be based in Openwave’s Redwood City location. The following terms and conditions shall apply to your employment with Openwave.

Commencement of Employment with Company.

Your new role will commence on April 1, 2010.

1. Base Compensation.

Your base salary will be paid at the annual rate of USD $300,000, less payroll deductions and all required withholdings. You will continue to be paid semi-monthly on or near the 15th and the last working day of each month.

2. Incentive Compensation.

You will be eligible for a semi-annual incentive cash award from the Company, subject to the terms and conditions of the Company’s Executive Corporate Incentive Plan (“CIP”), based upon a target for each six month period of your employment which shall be 50% of your base salary actually earned during the applicable six month performance period (i.e., $75,000 based upon your initial base salary). Under the terms of the CIP, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as pro-rated if applicable under the CIP) and shall be determined based upon the Company’s achievement levels against selected financial and performance objectives. The terms of the CIP, including the applicable financial and performance objectives, shall be established for each performance period by and in the sole discretion of the Compensation Committee, in consultation with the Board of Directors of the Company. Any payments made pursuant to the CIP will be subject to payroll deductions and all required withholdings.

3. Equity Awards.

Subject to the approval of the Compensation Committee of the Board of Directors of Openwave, you will be granted a non-qualified stock option to purchase 250,000 shares of Common Stock (the “Option”). The Option shall have an exercise price based on the fair market value of the Company common stock on April 15, 2010 (subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan, as amended). The vesting commencement date will be April 1, 2010 or the date you assume the role and responsibilities of Chief Financial Officer (the “CFO Commencement Date”). The option will vest monthly over a four year period, with one forty-eighth (1/48th) of the shares vesting on the one month anniversary of the CFO Commencement Date and an additional one forty-eighth (1/48th) of the shares vesting each subsequent calendar month thereafter on the same day of the month, contingent upon continued employment on the applicable vesting date. Any Option granted shall be subject to the terms of the Company’s policies and standard form of agreements.

4. Insurance Plans.

You will continue to participate in our comprehensive employee benefit programs, pursuant to the terms, conditions and limitations of the applicable benefit plans and Company policies. You understand and agree that, subject to applicable law and the terms of the applicable benefit plans, the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

5. At Will Employment.

You should continue to be aware that your employment with Company is for no specified period and remains “at will” employment. As a result, you and/or the Company each have the right to terminate the employment relationship at any time for any reason, with or without cause or advance notice. This is the full and complete agreement between you and the Company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be modified in a written agreement signed by you and an authorized officer of the Company.

6. Severance.

You will be eligible for benefits under a Change of Control Severance Agreement, to be provided to you by the Company and subject to your execution of such agreement.

If your employment is terminated by the Company other than for Cause (as defined in Addendum B), you shall be eligible to receive the severance and benefits described in the Company’s Executive Severance Benefit Policy (a copy of which will be provided to you under separate cover) and as consistent with applicable law. If your employment is terminated for Cause or you resign your employment for any reason, then you will not be eligible to receive any severance or benefits under the Executive Severance Benefit Policy. Furthermore, if your employment is terminated in connection with a Change of Control (as defined in a Change of Control Severance Agreement executed by you and the Company), then your entitlement to severance benefits will be exclusively as set forth in such Change of Control Severance Agreement (and the severance provision set forth herein shall not apply).

9. Components of Agreement.

As an employee of Openwave, you will continue to be expected to: (i) abide by Company rules and policies, including but not limited to abiding by and acknowledging in writing that you have read Openwave’s Insider Trading Policy and Code of Conduct and Ethics; (ii) sign and comply with the Openwave Systems Inc. Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”); and (iii) abide by and acknowledge having read the Employment Requirements document attached hereto as Addendum A. The Insider Trading Policy, Code of Conduct and Ethics, and Confidentiality Agreement will be provided to you under separate cover.

10. Section 409A.

You and the Company intend that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”), and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company does not, however, guarantee any particular tax effect for income provided to you pursuant to this Agreement, and except for its obligation to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement. In the event that any compensation to be paid or provided to you pursuant to this Agreement may be subject to the taxes described in Section 409A, you shall be solely responsible for such taxes.

11. Entire Agreement/Modification.

This letter, together with its Addendums and the Confidentiality Agreement, constitutes the complete and exclusive statement of your employment agreement with the Company, and supersedes all other negotiations, representations, promises and agreements regarding that subject, whether oral or written. The terms of this letter agreement cannot be modified or amended (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a subsequent written amendment signed by you and an authorized officer of the Company.

If you choose to accept this offer, please sign one copy and return it to me no later than March 31, 2010. Your acceptance of this letter represents a unique opportunity for both you and Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

/s/ Kenneth D. Denman
Ken Denman
Chief Executive Officer

Addendum A – Employment Requirements

Addendum B – Definitions of Involuntary Termination and Cause

I accept the offer of employment and terms stated in this Offer Letter and the accompanying Addendums.

Accepted:	/s/ Anne Brennan	Date:	3/31/2010
Anne Brennan

Addendum A – Employment Requirements

1. By signing below you agree to the terms set forth in this Addendum A – Employment Requirements to the offer of employment letter agreement Openwave System Inc. (“Openwave” or the “Company”) is providing to you.

2. EQUIPMENT: Openwave will provide you with necessary equipment to successfully complete your job responsibilities. This equipment will be held as property of the company and must be returned upon your termination of employment with Openwave.

3. WORKING ENVIRONMENT: Openwave is committed to providing a drug/alcohol and smoke free working environment for its employees. Additionally, in accordance with the Americans with Disabilities Act (ADA) it is the policy of Openwave to reasonably accommodate the physical and mental disabilities of its employees, provided that they are able to perform the essential functions of the job and the accommodations do not create an undue hardship. If you require any accommodations please contact the Director, Human Resources as soon as possible.

4. EXCLUSIVITY OF SERVICE: You are required to devote your full time, attention, and abilities to your job duties during working hours, and to act in the best interests of the Company at all times. You must not, without the written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organization that is, or is likely to be, in conflict with the interests of the Company or that may adversely affect the efficient discharge of your duties. However this does not preclude your holding up to 5% of any class of securities in any company that is quoted on a recognized Stock Exchange.

5. RECEIPTS OF PAYMENTS AND BENEFITS FROM THIRD PARTIES: Subject to any written regulations issued by the Company which may be applicable, neither you nor any member of your family, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect to any business transacted (whether or not by you) by or on behalf of the Company. If you, any member of your family or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit, you will forthwith account to the Company for the amount received or the value of the benefit so obtained.

6. WARRANTY AND UNDERTAKING: You represent and warrant that you are not subject to any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing any or all duties of your employment for the benefit of the Company in accordance with the terms and conditions of your employment.

7. PERFORMANCE OF DUTIES. You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with your job title. The Company may require you to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties which are not reasonably within your capabilities. The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any subsidiary of the Company where such duties or services are of a similar status to or consistent with your position with the Company.

8. AT WILL EMPLOYMENT. Nothing in this Addendum A modifies or amends the at-will nature of your employment with Openwave, and either you or Openwave may terminate your employment relationship at any time for any reason, with or without cause or advance notice.

9. LEGAL RIGHT TO WORK. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Original documentation must be provided to us on or before your start date, or our employment relationship with you may be terminated. A list of such documents can be found on the back of the Employment Eligibility Form (I-9) form included with this offer.

10. CONFIDENTIAL INFORMATION. Openwave’s proprietary rights and confidential information are the company’s most important assets. We will therefore ask that you sign, as a condition to your employment, the Company’s Confidential Information and Inventions Assignment Agreement. We impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations to your former employers.

11. HOURS OF WORK. As an exempt salaried employee, you are required to work at such times and for such periods as are necessary for the efficient discharge of your duties, and shall devote all of your time and attention during such working hours to the discharge of your duties. You will not be eligible for overtime pay.

12. PROVISIONS. The various provisions and sub-provisions of this Addendum A are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof.

Date:
Anne Brennan

Addendum B

DEFINITIONS OF INVOLUNTARY TERMINATION AND CAUSE

For purposes of the offer of employment letter agreement (the “Offer Agreement”) that Openwave System Inc. (“Openwave” or the “Company”) has provided to you, “Involuntary Termination” means the Company’s termination of your employment, which termination is not effected for Cause (as defined below), or any actual or purported termination effected by the Company for Cause when no Cause exists. “Involuntary Termination” also means your resignation from the Company within 3 months after the occurrence of any of the following events: (i) without your express written consent, the significant reduction of your duties, authority, responsibilities, job title, or reporting relationships relative to your duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without your express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to you immediately prior to such reduction; (iii) without your express written consent, a reduction by the Company of ten percent (10%) or more in your base salary as in effect immediately prior to such reduction (unless such reduction is part of a program generally applicable to other executives of the Company); (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other executives of the Company); (v) your relocation to a facility or a location more than twenty five (25) miles from your then present location, without your express written consent; (vi) the failure of the Company to obtain the assumption of the Offer Agreement by any successors to the Company; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of your employment with the Company. Provided, however, that in each case, your resignation shall not be an Involuntary Termination under this provision unless (X) you provide the Company’s General Counsel with written notice of the applicable event or circumstance within 30 days after you first have knowledge of it, which notice specifically identifies the event or circumstance that you believe constitutes grounds for an Involuntary Termination, and (Y) the Company fails to correct the event or circumstance so identified within 30 days after receipt of such notice.

For purposes of the Offer Agreement, a termination “for Cause” occurs if your employment is terminated for any of the following reasons: (i) theft, dishonesty, misconduct, or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information: (iii) any action by you which has a material detrimental effect on the Company’s reputation or business as reasonably determined by the Company; (iv) your failure or inability to perform any reasonably assigned duties; (v) your violation of any Company policy; (vi) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under the Offer Agreement; or (vii) your breach of any agreement with the Company, including the Offer Agreement.